SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




          Date of Report (Date of earliest event reported): May 28,1998



                             DIGITAL DICTATION, INC.
                 (Exact name of issuer as specified in charter)




                           Delaware 0-27052 52-1451022
                  (State or Other (Commission (I.R.S. Employer
                        Jurisdiction file Identification
                       of Incorporation or number) Number)
                                  Organization)



                            8230 Old Courthouse Road
                             Vienna, Virginia 22182

                    (Address of principal executive offices)


                                 (703) 848-2830
              (Registrant's telephone number, including area code)





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Item 1. Changes in Control of Registrant

(a) On May 28, 1998, Transcriptions, Ltd. ("TL"), a wholly-owned subsidiary of MedQuist Inc. ("MedQuist") acquired approximately 93.4% of the outstanding common stock of the registrant, Digital Dictation, Inc. ("DDI") pursuant to an Agreement and Plan of Merger among MedQuist, TL, DDI, Proactive
     Partners, L.P. ("Proactive"), Lagunitas Partners, L.P. ("Lagunitas"), Gruber & McBaine International ("G&B") and Richard D. Cameron ("Cameron") (the "Merger Agreement"). Prior to the execution of the Merger Agreement, Proactive, Lagunitas, G&B and Cameron (collectively, the "Principal Shareholders") owned 5,908,673 shares of DDI common stock, par value $.01 per share ("DDI Common Stock"), or approximately 93.4% of the outstanding shares of DDI Common Stock. Pursuant to the Merger Agreement, on May 28, 1998 the Principal Shareholders exchanged each of their shares of DDI Common Stock for 0.0720449 shares of MedQuist common stock, no par value per share ("MedQuist Common Stock"), for a total of 425,688 shares of MedQuist Common Stock. In connection with the execution of the Merger Agreement, the executive officers and directors of DDI resigned, and the current executive officers and directors of TL, as identified on the
     Schedule 13D filed by MedQuist and TL on June 8, 1998, became the executive officers and directors of DDI.

     Moreover, pursuant to the Merger Agreement, DDI will merge with and into TL (the "Merger") upon the effectiveness of a Registration Statement on Form S-4 covering shares of MedQuist Common Stock to be issued in the Merger, with TL being the surviving corporation of the merger. Upon consummation of the Merger, the holders of DDI Common Stock, other than TL, will receive
     0.0720449 shares of MedQuist Common Stock in exchange for each share of DDI Common Stock held by such stockholders. Outstanding options to purchase DDI Common Stock will be exchanged on an equivalent basis for options to purchase MedQuist Common Stock. MedQuist Common Stock is traded on the Nasdaq National Market under the symbol "MEDQ." MedQuist's and TL's executive offices are located at Five Greentree Centre Suite 311 Marlton, New Jersey 08053.

Item 7. Exhibits.

(c) The Merger Agreement described in Item 1 above was filed with the Schedule 13D filed by MedQuist and TL on June 8, 1998, and is incorporated herein by reference.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     DIGITAL DICTATION, INC.


Date:  June 12, 1998                 By:     /s/ John M. Suender
                                           -----------------------
                                     Name:    John M. Suender
                                     Title:   Vice President and General Counsel


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